First Century Bancorp. 10-K

EXHIBIT 99.1

FIRST CENTURY BANCORP. AND SUBSIDIARY
GAINESVILLE, GEORGIA

CONSOLIDATED FINANCIAL STATEMENTS AS OF
DECEMBER 31, 2010 AND 2009 AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FIRST CENTURY BANCORP. AND SUBSIDIARY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
First Century Bancorp and Subsidiary
Gainesville, Georgia

We have audited the accompanying consolidated balance sheets of First Century Bancorp and Subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Century Bancorp and Subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia
March 30, 2011

FIRST CENTURY BANCORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009

ASSETS

	2010	2009

Cash and Cash Equivalents	5,961,826	2,531,126

Investment Securities
Available for Sale, at Fair Value	5,204,594	7,594,425
Held to Maturity, at Cost (Fair Value of $11,580,363, and
$18,048,359 as of December 31, 2010 and 2009, Respectively)	10,800,469	16,794,363

Total Investments Securities	16,005,063	24,388,788

Other Investments	620,100	400,800

Loans Held for Sale	13,908,172	9,637,123

Loans	31,895,912	36,630,587
Allowance for Loan Losses	(478,039)	(414,670)

Net Loans	31,417,873	36,215,917

Premises and Equipment	3,076,825	2,276,681

Other Real Estate Owned	522,061	653,501

Other Assets	539,480	462,021

Total Assets	$72,051,400	$76,565,957

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2010	2009

Deposits
Noninterest-Bearing	$3,905,003	$3,076,222
Interest-Bearing	58,757,378	66,490,456

	62,662,381	69,566,678

Borrowings	2,000,000	2,000,000

Other Liabilities	744,224	600,370

Commitments and Contingencies	-	-

Stockholders’ Equity
Preferred Stock, Non-voting; Non-participating; Variable Rate Cumulative; No Par Value; 10,000,000 Shares Authorized; 75,000 Shares Issued and Outstanding at December 31, 2009; Liquidation Preference of $10 Per Share Plus Accumulated Undeclared Dividends;	-	750,000
Common Stock, No Par Value; 300,000,000 Shares Authorized; 8,121,293 and 4,998,820 Shares Issued and Outstanding at December 31, 2010 and 2009, Respectively	17,030,466	14,948,028
Accumulated Deficit	(10,445,022)	(11,031,585)
Treasury Stock, 670 shares, at cost	(1,005)	(1,005)
Accumulated Other Comprehensive Income (Loss)	60,356	(266,529)

	6,644,795	4,398,909

Total Liabilities and Stockholders’ Equity	$72,051,400	$76,565,957

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
Interest Income
Loans, Including Fees	$2,515,885	$2,367,833
Investments	1,704,441	2,529,228
Federal Funds Sold	-	176
Interest Bearing Deposits	9,933	1,475

Total Interest Income	4,230,259	4,898,712

Interest Expense
Deposits	1,046,314	1,649,373
Borrowings	55,478	65,591

Total Interest Expense	1,101,792	1,714,964

Net Interest Income	3,128,467	3,183,748

Provision for Loan Losses	750,390	333,673

Net Interest Income After Provision for Loan Losses	2,378,077	2,850,075

Noninterest Income
Service Charges on Deposits	49,420	44,707
Mortgage Origination and Processing Fees	5,613,400	2,175,625
Securities Gains	145,602	24,984
Impairment loss on other investments	-	(62,420)
Other	75,797	44,385

	5,884,219	2,227,281

Noninterest Expense
Salaries and Employee Benefits	4,403,509	2,480,962
Occupancy and Equipment	444,912	436,669
Professional Fees	398,568	285,627
Advertising and Marketing	244,652	259,696
Data Processing	791,468	560,775
Insurance, Tax, and Regulatory Assessments	322,274	253,229
Lending Related Expense	671,388	426,456
Other Noninterest Expense	318,613	330,382

Total Noninterest Expense	7,595,384	5,033,796

Income Before Income Taxes	666,912	43,560

Provision for Income Taxes	-	-

Net Income	$666,912	$43,560

Earnings Per Share
Basic	$.10	$.00
Diluted	$.10	$.00

Weighted Average Shares Outstanding	6,615,252	4,744,478

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP.  AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
DECEMBER 31, 2010 AND 2009

	2010	2009

Net Income	$666,912	$43,560

Other Comprehensive Income (Loss)
Unrealized Gains (Losses) on Securities Arising During the Year	472,487	(158,440)
Reclassification Adjustment	(145,602)	(24,984)

Net Change in Unrealized Gains (Losses) on Securities	326,885	(183,424)

Comprehensive Income (Loss)	$993,797	$(139,864)

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	Preferred Stock		Common Stock		Accumulated	Treasury	Accumulated Comprehensive
	Shares	Amount	Shares	Amount	Deficit	Stock	Income (Loss)	Total

Balance, December 31, 2008	75,000	$750,000	3,979,127	$13,572,151	$(11,075,145)	$-	$(83,105)	$3,163,901

Issuance of Common Stock	-	-	1,019,693	1,529,541	-		-	1,529,541
Common Stock Issuance Costs	-	-	-	(206,211)	-		-	(206,211)
Stock Compensation Costs	-	-	-	52,547	-		-	52,547
Purchase of Treasury Stock						(1,005)		(1,005)
Net Change in Unrealized Losses on Securities Available for Sale	-	-	-	-	-		(183,424)	(183,424)
Net Income	-	-	-	-	43,560		-	43,560

Balance, December 31, 2009	75,000	$750,000	4,998,820	$14,948,028	$(11,031,585)	$(1,005)	$(266,529)	$4,398,909

Issuance of Common Stock	-	-	1,883,145	1,261,707	-	-	-	1,261,707
Common Stock Issuance Costs	-	-	-	(18,877)	-	-	-	(18.877)
Exchange of Preferred Stock plus accrued dividends for Common Stock	(75,000)	(750,000)	1,239,328	830,349	(80,349)	-	-	-
Stock Compensation Costs	-	-	-	9,259	-		-	9.259
Net Change in Unrealized Gain on Securities Available for Sale	-	-	-	-	-		326,885	326.885
Net Income	-	-	-	-	666,912		-	666.912

Balance, December 31, 2010	-	$-	8,121,293	$17,030,466	$(10,445,022)	$(1,005)	$60,356	$6,644,795

The accompanying notes are an integral part of these consolidated statements

FIRST CENTURY BANCORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
Cash Flows from Operating Activities
Net Income	$666,912	$43,560
Adjustments to Reconcile Net Income to
Net Cash Used by Operating Activities
Provision for Loan Losses	750,390	333,673
Depreciation	187,840	201,255
Amortization and Accretion	(722,633)	(968,310)
Loss on Sale of Other Assets	10,543	11,665
Loss on Sale of Other Real Estate Owned	34,644	-
Writedown of Other Real Estate Owned	67,512	-
Impairment Loss on Other Investments	-	62,420
Gains on Sales of Securities	(145,602)	(24,984)
Stock Compensation Expense	9,259	52,547
Change In
Loans Held for Sale	(4,271,049)	(7,773,373)
Other Assets	(108,148)	(131,988)
Other Liabilities	143,854	6,615

	(3,376,478)	(8,186,920)

Cash Flows from Investing Activities
Purchases of Investment Securities Available for Sale	(3,000,000)	(9,691,104)
Proceeds from Maturities, Calls and Paydowns of
Investment Securities Available for Sale	2,242,552	6,577,621
Proceeds from the Sale of Investment Securities Available for Sale	3,524,842	6,642,492
Purchases of Investment Securities Held to Maturity	-	(11,599,251)
Proceeds from Maturities, Calls and Paydowns of
Investment Securities Held to Maturity	4,797,322	2,769,432
Proceeds from the Sale of Investment Securities Held to Maturity	2,014,129	-
Purchases of Other Investments	(221,700)	(73,750)
Proceeds from the Sale of Other Investments	2,400	37,700
Net Change in Loans	4,014,583	59,744
Proceeds from the Sale of Other Real Estate Owned	62,356	54,353
Proceeds from the Sale of Other Assets	24,107	-
Purchases of Premises and Equipment	(1,018,600)	(52,368)
Proceeds from Sale of Premises and Equipment	26,655	-

	12,468,646	(5,275,131)

Cash Flows from Financing Activities
Net Change in Deposits	(6,904,298)	12,445,824
Purchase of Treasury Stock	-	(1,005)
Payment of Stock Issuance Costs	(18,877)	(206,211)
Proceeds from the Issuance of Common Stock	1,261,707	1,529,541

	(5,661,468)	13,768,150

Net Increase in Cash and Cash Equivalents	3,430,700	306,099

Cash and Cash Equivalents, Beginning	2,531,126	2,225,027

Cash and Cash Equivalents, Ending	$5,961,826	$2,531,126

The accompanying notes are an integral part of these consolidated statements.

FIRST CENTURY BANCORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Summary of Significant Accounting Policies

Nature of Operations

The Bank provides a variety of retail and commercial banking services for consumers and businesses located in the northern Georgia market, with its main branch office located in Gainesville, Georgia.  Lending and investing activities are funded primarily by deposits gathered through its banking offices.

In 2010, the Bank closed the Oakwood loan and deposit production (LP/DP) office in south Hall County, Georgia, and an Athens LP/DP office in Athens-Clarke County, Georgia, that had been opened in 2008. This was done in order to focus resources on expanding the mortgage division.

The Bank expanded its mortgage operations to take advantage of the new opportunities that now exist when partnering a bank with a mortgage operation.  During the second quarter 2010, the Bank added a new retail mortgage call center in Norcross, Georgia.  Our mortgage division was previously comprised of the Gainesville mortgage location, a retail production/operations hub located in Roswell, Georgia, and an online mortgage division, Century Point Mortgage. Retail sales personnel have been added in the Gainesville and Roswell locations to expand presence. Century Point Mortgage has been streamlined to enhance profitability and to allow for sustained growth.

We anticipate that the partnership of the banking and mortgage worlds will drive higher earnings and greater shareholder value for the Bank in the upcoming year.  Revenues from the mortgage division are primarily non-interest income of fees, and gains on sales of the loans.  Interest income is earned on the loans from the time they are closed to the time they are sold, which is typically two weeks.  Expenses are primarily salaries and commissions, occupancy, and loan origination expenses such as appraisals.

Principles of Consolidation

The consolidated financial statements include the accounts of First Century Bancorp. (the Company) and its wholly-owned subsidiary, First Century Bank, National Association (the Bank).  All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate owned, the determination of fair value of securities, the determination of fair value of financial instruments, and the valuation of deferred tax assets.

Concentrations of Credit Risk

Lending is concentrated in mortgage, commercial and consumer loans to borrowers in our market area.  In management's opinion, although the Bank has a high concentration of real estate loans, these loans are adequately collateralized, or adjusted to fair value if impaired, and do not pose an adverse credit risk.

The success of the Bank is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves.  No assurance can be given that the current economic conditions will not continue.  Adverse changes in the economic conditions in these geographic markets would likely have a detrimental effect on the Bank's results of operations and financial condition. The operating results of the Bank depend primarily on its net interest income and mortgage origination income.  Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

At times, the Bank may have cash and cash equivalents at financial institutions in excess of insured limits.  The Bank places its cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk.

Investment Securities

Investment securities are recorded as available for sale or held to maturity.  Securities held to maturity are those which the Bank has the ability and intent to hold until maturity.  All other securities not classified as held to maturity are considered available for sale.

Securities available for sale are reported at estimated fair value.  Unrealized gains and losses on securities available for sale are excluded from earnings and are reported in accumulated other comprehensive income (loss), a component of stockholders’ equity.  Gains and losses from sales of securities are computed using the specific identification method and recorded on the trade date.  Securities available for sale may be sold to meet liquidity needs arising from unanticipated deposit and loan fluctuations, changes in regulatory capital requirements or unforeseen changes in market conditions.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

During 2009, the Company adopted new accounting guidance related to recognition and presentation of other-than-temporary impairment (FASB ASC 320-10).  The guidance replaced the “intent and ability” indication by specifying that (a) if the Company does not have the intent to sell a debt security prior to recovery and (b) it is more likely than not that it will not have to sell the debt security prior to recovery it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Other Investments

Other investments include equity securities and restricted equity securities with no readily determinable fair value.  These investments are carried at cost.  Dividends are recorded when earned.  Management reviews for impairment based on the ultimate recoverability of the cost basis in these instruments.

Loans Held For Sale

Loans originated and intended for sale in the secondary market are reported at the lower of cost or market value.  Net unrealized losses, if any, are recognized in a valuation allowance through charges to earnings.  Gains and losses on the sale of loans held for sale are determined using the specific identification method.  The estimated fair value of loans held for sale is based on independent third party quoted prices.

Loans

Loans that the Bank has the ability and intent to hold for the foreseeable future or until maturity are recorded at their principal amount outstanding, net of any deferred loan fees and costs and allowance for loan losses.  Interest income on loans is accrued on the outstanding principal balance using the effective interest method.  Loan origination fees, net of certain direct origination costs of consumer and installment loans are recognized at the time the loan is placed on the books.  Loan origination fees for all other loans are deferred and recognized as an adjustment of the yield over the life of the loan using the straight-line method.

A loan is considered to be delinquent when payments have not been made according to contractual terms. -

The accrual of interest is discontinued when a loan becomes 90 days past due and management believes there is sufficient doubt that the principal or interest will not be collectible in the normal course of business.  When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged against interest income on loans.  Interest payments received on nonaccrual loans are either applied against principal or reported as income on the cash basis, according to management’s judgment as to the collectibility of principal.  Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist and the loan is brought current.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries are credited to the allowance.

In determining an adequate allowance for loan losses, management makes numerous assumptions, estimates, and assessments which are inherently subjective and subject to change.  The use of different estimates or assumptions could produce  different provisions for losses on loans.

The allowance consists of general and specific reserves.  The general reserve applies to groups of loans with similar risk characteristics and is based on historical loss experience, adjusted for environmental and qualitative factors.  The specific reserves relate to individual loans that are identified as impaired.  A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The need for specific reserves is evaluated on impaired loans greater than $100,000.  The specific reserves are determined on an individual loan basis based on management’s evaluation of the circumstances and the value of any underlying collateral.  All impaired loans less than $100,000 are evaluated for specific impairment in aggregate.  Impaired loans are measured based on either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.  Loans that have been identified as impaired are excluded from the calculation of general reserves.  Specific reserves are charged off when losses are confirmed.

Management believes the allowance for loan losses is adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio.  While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses.  Such agencies may require the Company to recognize additions or charge-offs to the allowance based on their judgment and information available to them at the time of their examination.

Loans are assigned a risk rating on a nine point scale. For loans that are not considered impaired, the allocated allowance for loan losses is determined based upon the expected loss percentage factors that correspond to each risk rating.

The risk ratings are based on the borrowers' credit risk profile considering factors such as debt service history and capacity, inherent risk in the credit (e.g., based on industry type and source of repayment), and collateral position. Ratings 5 through 8 are modeled after the bank regulatory classifications of special mention, substandard, doubtful, and loss, and rating 9 indicates a classification of impaired substandard loan subject to specific reserve analysis. Each loan is assigned a risk rating during the approval process. This process begins with a rating recommendation from the loan officer responsible for originating the loan. The rating recommendation is subject to approvals from loan committees depending on the size and type of credit. Ratings are revaluated in connection with the credit review process. For larger credits, ratings are re-evaluated no less frequently than annually and more frequently when there is an indication of potential deterioration of a specific credit relationship. Additionally, an independent loan review function evaluates the bank's risk rating process on an on-going basis. Expected loss percentage factors are based on the probable loss including qualitative factors. The probable loss considers certain qualitative factors as determined by loan type and risk rating.

The qualitative factors consider, among others, credit concentrations, recent levels and trends in delinquencies and nonaccrual loans, and growth in the loan portfolio.  The occurrence of certain events could result in changes to the expected loss factors. Accordingly, these expected loss factors are reviewed periodically and updated as necessary

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under standby letters of credit.  Such financial instruments are recorded when they are funded.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation.  Depreciation of premises and equipment is provided over the estimated useful lives of the respective assets utilizing the straight-line method.  Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to income as incurred.  When premises and equipment are retired or sold, the cost and accumulated depreciation are removed from their respective accounts and any gain or loss is reflected in other income or expense. The range of estimated useful lives for premises and equipment are generally as follows:

Buildings and improvements	5 - 40 years
Furniture and equipment	3 - 10 years

Other Real Estate Owned

Other real estate owned represents property acquired through or in lieu of foreclosure.  Other real estate owned is carried at the lower of cost or fair value less selling costs.  Losses from the acquisition of property in full or partial satisfaction of debt are recorded as charges to the allowance for loan losses.  Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other expense.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the asset has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company (put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership), (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity, or the ability to unilaterally cause the holder to return specific assets.

Income Taxes

Income tax accounting consists of two components of income tax expense: current and deferred.  Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues.  The Company determines deferred income taxes using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.  Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination.  The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.  A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.  Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period and are not reported in the consolidated statements of income but as a separate component of the equity section of the consolidated balance sheets.  Such items are considered components of other comprehensive income and are presented in the Consolidated Statements of Comprehensive Income (Loss).

Earnings Per Share

Net income per common share is based on the weighted average number of common shares outstanding during the year.  The effects of potential common shares outstanding are included in diluted earnings per share.  Dividends accumulated on cumulative preferred stock, which totaled $10,089 and $24,375 for the years ended December 31, 2010 and 2009, respectively, reduced the earnings available to common stockholders in the computation.

Stock Compensation Plans

The Company uses the fair value method of recognizing expense for stock based compensation based on the fair value of options at the date of grant.

That expense is measured based on the grant date fair value of the equity instruments issued.  The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period.  A Black-Scholes model is used to estimate the fair value of stock awards.

Statements of Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold.  Cash flows from deposits, loans, and loans held for sale are reported net.

Supplementary Cash Flow Information:
	2010	2009

Cash Paid During the Year for:
Interest	$1,180,121	$1,649,150
Income Taxes	$-	$-

Noncash Investing and Financing Activities:

Transfer of Loans to Other Real Estate	$33,072	$653,501

Change in Unrealized Gain (Loss) on Securities Available for Sale	$326,885	$(183,424)

Conversion of Preferred Stock to Common Stock and Accrued Dividends	$830,349	$-

Segment Reporting

Management is required to report certain information about reportable operating segments. Generally, disclosures are required for segments internally identified to evaluate performance and resource allocation based on discrete financial information generated by internal financial and reporting systems.  In all material respects, the Company’s operations are entirely within the commercial banking segment and have similar economic characteristics, and the consolidated financial statements presented herein reflect the results of that segment.

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In April 2010, the FASB issued Accounting Standards Update No. 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset  (“ASU No. 2010-18”). ASU No. 2010-18 provides guidance on the accounting for loan modifications when the loan is part of a pool of loans accounted for as a single asset such as acquired loans that have evidence of credit deterioration upon acquisition that are accounted for under the guidance in ASC 310-30. ASU No. 2010-18 addresses diversity in practice on whether a loan that is part of a pool of loans accounted for as a single asset should be removed from that pool upon a modification that would constitute a troubled debt restructuring or remain in the pool after modification. ASU No. 2010-18 clarifies that modifications of loans that are accounted for within a pool under ASC 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if the expected cash flows for the pool change. The amendments in this update do not require any additional disclosures and are effective for modifications of loans accounted for within pools under ASC 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. ASU 2010-18 did not have a material impact on the Company’s results of operations, financial position or disclosures.

In July 2010, the FASB issued 2010-20 Accounting Standards Update (ASU) No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.  This ASU amends the guidance in the FASB Accounting Standards Codification (Codification) to improve the disclosures that an entity provides about the credit quality of its financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate, by portfolio segment or class of financing receivable, certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses.  The ASU is effective for interim and annual reporting periods ending on or after December 15, 2010. ASU 2010-20 has significantly increased the disclosures related to loans and the allowance for loan losses.

In January 2011, the FASB issued 2011-01 Accounting Standards Update (ASU) No. 2011-01, Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20  The delay is intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.

NOTE 2 -   Investment Securities

Investment securities as of December 31, 2010 and 2009 are summarized as follows.

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
Obligations of U.S. Government Agencies	$2,000,000	$-	$(82,562)	$1,917,438
Obligations of States and Political Subdivisions	332,455	-	(6,955)	325,500
Mortgage Backed Securities-GNMA	365,670	16,221	-	381,891
Mortgage Backed Securities-FNMA and FHLMC	457,571	6,312	(3,493)	460,390
Private Label Residential Mortgage Backed Securities	1,337,633	141,334	(12,879)	1,466,088
Private Label Commercial Mortgage Backed Securities	652,752	535	-	653,287
	$5,146,081	$164,402	$(105,889)	$5,204,594
Securities Held to Maturity
Private Label Residential Mortgage Backed Securities	$766,732	$87,519	$-	$854,251
Private Label Commercial Mortgage Backed Securities	10,033,737	692,605	(230)	10,726,112
	$10,800,469	$780,124	$(230)	$11,580,363

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
Obligations of U.S. Government Agencies	$983,146	$28,888	$-	$1,012,034
Obligations of States and Political Subdivisions	326,855	-	(87,693)	239,162
Mortgage Backed Securities-GNMA	1,435,829	71,850	-	1,507,679
Mortgage Backed Securities-FNMA and FHLMC	794,697	9,750	(1,928)	802,519
Private Label Residential Mortgage Backed Securities	2,720,521	4,331	(288,440)	2,436,412
Private Label Commercial Mortgage Backed Securities	726,226	12,223	-	738,449
Corporate Debt Securities	575,000	6,700	(9,490)	572,210
Equity Securities	298,680	-	(12,720)	285,960
	$7,860,954	$133,742	$(400,271)	$7,594,425
Securities Held to Maturity
Private Label Residential Mortgage Backed Securities	$1,963,140	$255,583	$-	$2,218,723
Private Label Commercial Mortgage Backed Securities	14,831,223	1,056,040	(57,627)	15,829,636
	$16,764,363	$1,311,623	$(57,627)	$18,048,359

Securities with a carrying value of $14,312,954 and $20,150,917 at December 31, 2010 and 2009 were pledged to institutions which the Company has available lines of credit outstanding.

The following outlines the unrealized losses and fair value by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2010 and 2009:

	December 31, 2010
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses
Securities Available for Sale
Obligations of U.S. Government Agencies	$1,917,438	$(82,562)	$-	$-	$1,917,438	$(82,562)
Obligations of States and Political Subdivisions			325,500	(6,955)	325,500	(6,955)
Mortgage Backed Securities-FNMA and FHLMC	-	-	262,607	(3,493)	262,607	(3,493)
Private Label Residential Mortgage Backed Securities	-	-	196,830	(12,879)	196,830	(12,879)

	$1,917,438	$(82,562)	$784,937	$(23,327)	$2,702,375	$(105,889)

Securities Held to Maturity
Private Label Commercial Mortgage Backed Securities	$327,692	$(230)	$-	$-	$327,692	$(230)

	December 31, 2009
	Less than 12 Months		12 Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses
Securities Available for Sale
Obligations of States and Political Subdivisions	$239,162	$(87,693)	$-	$-	$239,162	$(87,693)
Mortgage Backed Securities-FNMA and FHLMC	-	-	492,889	(1,928)	492,889	(1,928)
Private Label Residential Mortgage Backed Securities	1,463,016	(117,778)	416,654	(170,662)	1,879,670	(288,440)
Corporate Debt Securities	315,510	(9,490)	-	-	315,510	(9,490)
Equity Securities	-	-	285,960	(12,720)	285,960	(12,720)

	$2,017,688	$(214,961)	$1,195,503	$(185,310)	$3,213,191	$(400,271)

Securities Held to Maturity
Private Label Commercial Mortgage Backed Securities	$887,578	$(57,627)	$-	$-	$887,578	$(57,627)

Management evaluates investment securities for other-than-temporary impairment on a quarterly basis.

At December 31, 2010, 6 of the 10 debt securities available for sale, and 1 of the 14 debt securities held to maturity contained unrealized losses with an aggregate depreciation of 3.38% from the Company’s amortized cost basis.

In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports.  Although the issuers may have shown declines in earnings and a weakened financial condition as a result of the weakened economy, no credit issues have been identified that cause management to believe the declines in market value are other than temporary.  As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

Obligations of U.S. Government Agencies.  The unrealized losses on two investments in obligations of U.S. Government agencies were caused by interest rate increases.  Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2010.

Obligations of States and Political Subdivisions.  The unrealized losses on two investments in obligations of states and political subdivisions were caused by interest rate increases.  Because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investment before recovery of their amortized cost bases, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2010.

Mortgage-backed Securities - FNMA and FHLMC.  The unrealized loss on the Company’s investment in one mortgage-backed security was caused by interest rate increases.  The Company purchased this investment at a discount relative to its face amount, and the contractual cash flows of this investment is guaranteed by an agency of the U.S. Government.  Accordingly, it is expected that the security would not be settled at a price less than the amortized cost bases of the Company’s investment.  Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investment before recovery of their amortized cost bases, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2010.

Private Label Residential Mortgage-backed Securities.  The unrealized loss associated with one private label residential mortgage-backed security is primarily driven by higher projected collateral losses, wider credit spreads, and changes in interest rates.  We assess for credit impairment using a cash flow model.  Based upon our assessment of the expected credit losses of the security given the performance of the underlying collateral compared to our credit enhancement, we expect to recover the entire amortized cost basis of this security.

Private Label Commercial Mortgage-backed Securities.  The unrealized loss associated with one commercial mortgage-backed security is primarily driven by higher projected collateral losses, wider credit spreads, and changes in interest rates.  We assess for credit impairment using a cash flow model.  Based upon our assessment of the expected credit losses of the security given the performance of the underlying collateral compared to the credit enhancement, the Company expects to recover the entire amortized cost basis of this security.

Gross realized gains on securities totaled $228,899 and $49,176 for the years ended December 31, 2010 and 2009, respectively.  Gross realized losses, including impairment losses, on securities totaled $83,297 and $24,192 for the years ended December 31, 2010 and 2009, respectively.

Three investment securities with a carrying value of $1,854,800 and categorized as held to maturity were sold during the second quarter 2010. These securities were sold because they experienced significant credit deterioration and were downgraded by nationally recognized rating agencies.  Since these securities were purchased at a substantial discount during the market disruption that occurred in late 2008 and early 2009, they were sold for a gain of $159,329.

Other investments on the consolidated balance sheets at December 31, 2010 and 2009 include restricted equity securities consisting of Federal Reserve Bank stock of $184,900 and $137,300, respectively, and Federal Home Loan Bank stock of $435,200 and $263,500, respectively. These securities are carried at cost since they do not have readily determinable fair values due to their restricted nature and the Bank does not exercise significant influence.

The amortized cost, estimated fair value, and weighted average yield of investment securities at December 31, 2010, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale			Held to Maturity
	Amortized Cost	Fair Value	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
Obligations of U.S. Government Agencies
Less than 1 Year	$2,000,000	$1,917,438	2.06%	$-	$-	-
Obligations of States and Political Subdivisions
1 to 5 Years	332,455	325,500	8.71%	-	-	-
Mortgage Backed Securities
Less than 1 Year	266,100	262,607	5.25%	222,501	229,384	10.35%
1 to 5 Years	1,053,933	1,047,900	8.57%	10,333,184	11,054,683	10.04%
5 to 10 Years	1,127,923	1,269,258	7.36%	244,784	296,296	9.58%
Over 10 Years	365,670	381,891	2.18%	-	-	-
	$5,146,081	$5,204,594	5.16%	$10,800,469	11,580,363	10.05%

NOTE 3 -  Loans and Allowance for Loan Losses

The composition of loans as of December 31 are:
	2010	2009

Commercial and Financial	$2,946,664	$3,698,597

Commercial Real Estate -Owner Occupied	8,549,938	10,995,858
Commercial Real Estate -Other	1,933,797	2,004,081
Total Commercial Real Estate	10,483,735	12,999,939

1-4 Family Residential Construction	995,760	683,508
Other Construction, land development, and other land loans	4,165,571	4,060,893
Total Construction and Land	5,161,331	4,744,401

Farmland	1,172,500	1,285,250
Residential Real Estate	11,032,850	12,035,972
Multifamily Real Estate	236,213	243,372
All Other Real Estate	12,441,763	13,564,594

Consumer	838,343	1,526,295

Total Loans	31,871,836	36,533,826
Unamortized costs	24,076	96,761

Total Loans plus unamortized costs	$31,895,912	$36,630,587

Commercial and Financial

The Bank’s commercial loans include working capital loans, accounts receivable and inventory and equipment financing.  The terms of these loans vary by purpose and by type of underlying collateral.  The Bank typically makes equipment loans for a term of five years or less at fixed or variable rates, with most loans fully amortized over the term.  Equipment loans generally are secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 70% or less.  Loans to support working capital typically have terms not exceeding one year and usually are secured by accounts receivable, inventory and/or personal guarantees of the principals of the business.  For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash.   For loans secured with other types of collateral, principal is typically due at maturity.  The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to such changes are significant factors in a commercial borrower’s creditworthiness.

Commercial Real Estate Loans

The Bank strives to diversify this portfolio across different property types.  Accordingly, the commercial real estate portfolio includes loans secured by warehouses, office buildings, land, extended stay properties, assisted living properties, retail office and service properties, self storage properties, apartments, condominiums, industrial properties, and restaurants.   Commercial real estate loan terms generally are limited to five years or less, although payments may be structured on a longer amortization basis.  Interest rates may be fixed or adjustable, but generally are not fixed for a period exceeding 60 months.  The Bank normally charges an origination fee on these loans.  Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management.  The Bank attempts to limit its risk by analyzing borrowers’ cash position, global cash flow, value of assets, payment record to all creditors, needs of proposed market area and collateral value of pledged property on an ongoing basis.

Construction and Land Loans

The Bank strives to diversify this portfolio across a mix of commercial, single family and multi-family developments.  Construction loans are generally made with a term of approximately 12 months and interest is typically paid monthly.  Acquisition and Development loans are generally made with a term of approximately 24 months and interest is typically paid monthly.  The ratio of the loan principal to the value of the collateral as established by independent appraisal and generally does not exceed regulatory requirements.

Loans on developments or properties that have not been pre-sold by the builder are also based on the builder/borrower’s financial strength and cash flow position, as well as the financial strength and reputation of the developer in case of an Acquisition and Development loan.  Loan proceeds are disbursed based on the percentage of completion and only after an experienced construction lender or engineer has inspected the project.  Risks associated with construction loans include fluctuations in the value of real estate, the time required to bring a project to market, changes in land use surrounding the project location, governmental restrictions and new job creation trends.

The Bank continues to strive to diversify its entire portfolio and has established goals that de-emphasize reliance upon any single class of loans.   To that end, the Bank’s goal is to have total outstanding acquisition, development, and construction loans (AD&C) less than 100% of capital.

Other Real Estate Loans

The Bank’s residential real estate loans consist primarily of residential first and second mortgage loans and home equity lines of credit.  The majority of the bank’s residential real estate loans are variable rate, balloon or short term amortized loans.  As a result, the Bank limits its exposure to long-term interest rate risks, which are typically associated with residential real estate loans.  Residential real estate loans are consistent with the Bank’s loan policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal not to exceed regulatory restrictions of the pledged collateral.  We believe the loan to value ratios together with the requirements for satisfactory credit, income and residence stability are sufficient to compensate for fluctuations in real estate market value and reduces losses that may result from the downturn in the residential real estate market.

Consumer Loans

The Bank makes a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans and lines of credit.  The approval of these loans is determined by the length and breadth of the consumer’s credit record, employment and residence stability and an evaluation of the continuation of these factors.  Consumer loan repayments depend upon the borrower’s financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships.  Generally, consumer loans are secured by depreciable assets such as boats, cars, and trailers therefore these types of loans would most likely be amortized over the useful life of the asset.  For those clients who demonstrate excellent credit records, the bank offers unsecured and secured (based on the equity in a personal residence) lines of credit.  These lines of credit are subject to an annual review for continuation of the relationship.  Deterioration in payment record, reported activity from a credit reporting agency or decreasing value in the pledged equity of the real estate may cause the line to be reduced or closed.

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located primarily in its general trade area of Hall County and Clarke County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

Included in loans above are $8,659,611 and $9,923,674 of interest only loans at December 31, 2010 and 2009.  These loans present greater risk to the Company, especially considering the current decline in the real estate markets in and around the Metro Atlanta area.

The following is a summary of current, accruing past due, and nonaccrual loans by portfolio class as of December 31, 2010.  There were no loans past due 90 days or more and accruing at December 31, 2010.

	Current	Accruing 30-89 Days Past Due	Nonaccrual	Total

Commercial and Financial	$2,909,725	$36,939	$-	$2,946,664
Commercial Real Estate -Owner Occupied	8,549,938	-	-	8,549,938
Commercial Real Estate -Other	1,933,797	-	-	1,933,797
Total Commercial Real Estate	10,483,735	-	-	10,483,735

1-4 Family Residential Construction	918,952	76,808	-	995,760
Other Construction, land development, and other land loans	3,761,320	-	404,250	4,165,571
Total Construction and Land	4,680,272	76,808	404,250	5,161,331

Farmland	778,440	-	394,060	1,172,500
Residential Real Estate	10,176,610	162,167	694,072	11,032,849
Mulitfamily Real Estate	236,414	-	-	236,414
All Other Real Estate	11,191,464	162,167	1,088,132	12,441,763

Consumer	828,133	557	9,653	838,343

Total Loans	$30,093,329	$276,471	$1,502,035	$31,871,836

Non accrual loans as of December 31, 2010 and 2009 were $1,502,035 and $122,000, respectively.  Interest income on nonaccrual loans outstanding at December 31, 2010 and 2009, that would have been recorded if the loans had been current and performed in accordance with their original terms was $40,862 and $70,000 for the years ended December 31, 2010 and 2009, respectively.

The credit quality of the loan portfolio is summarized no less frequently than quarterly using the standard asset classification system utilized by the federal banking agencies. These classifications are divided into three groups - Not Classified (Pass), Special Mention, and Classified or Adverse rating (Substandard, Doubtful, and Loss) and are defined as follows:

Pass - loans which are well protected by the current net worth and paying capacity of the obligor (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner.

Special Mention - loans which have potential weaknesses that deserve management's close attention. These loans are not adversely classified and do not expose an institution to sufficient risk to warrant an adverse classification.

Substandard - loans which are inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Loans with this classification are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful - loans which have all the weaknesses inherent in loans classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable on the basis of currently known facts, conditions, and values.

Loss - loans which are considered by management to be uncollectible and of such little value that its continuance on the institution's books as an asset, without establishment of a specific valuation allowance or charge-off is not warranted.

When a retail loan reaches 90 days past due, it is downgraded to substandard, and upon reaching 120 days past due, it is downgraded to loss and charged off.

The following is a summary of the loan portfolio credit exposure by risk grade as of December 31, 2010.

	Pass	Special Mention	Substandard	Total
Commercial and Financial	$2,875,652	$71,012	$-	$2,946,664

Commercial Real Estate -Owner Occupied	8,549,938	-	-	8,549,938
Commercial Real Estate -Other	1,869,881	63,916	-	1,933,797
Total Commercial Real Estate	10,419,819	63,916	-	10,483,735

1-4 Family Residential Construction	948,986	46,774	-	995,760
Other Construction, land development, and other land loans	3,761,321	-	404,250	4,165,571
Total Construction and Land	4,710,307	46,774	404,250	5,161,331

Farmland	778,440	-	394,060	1,172,500
Residential Real Estate	9,306,999	1,031,176	694,675	11,032,850
Multifamily Real Estate	236,413	-	-	236,413
All Other Real Estate	10,321,852	1,031,176	1,088,735	12,441,763

Consumer	812,853	5,492	19,998	838,343

Total Loans	$29,140,483	$1,218,370	$1,512,983	$31,871,836

Transactions in the allowance for loan losses are summarized for the years ended December 31 as follows:

	2010	2009

Balance, Beginning	$414,670	$838,234
Provision Charged to Operating Expenses	750,390	333,673
Loans Charged Off	(692,967)	(780,090)
Loan Recoveries	5,946	22,853

Balance, Ending	$478,039	$414,670

The following table details the change in the allowance for loan losses from December 31, 2009 to December 31, 2010 by loan segment.

	As Of and For The Year Ended December 31, 2010
	Commercial	Commercial Real Estate	Construction and Land	All Other Real Estate	Consumer	Total
Allowance for loan losses
Beginning balance	$84,175	$19,143	$85,239	$180,035	$46,078	$414,670
Charge-offs	-	-	(503,679)	(154,455)	(34,833)	(692,967)
Recoveries	-	-	-	-	5,946	5,946
Provision	(38,719)	(2,100)	610,095	171,180	9,934	750,390

Ending balance	$45,456	$17,043	$191,655	$196,760	$27,125	$478,039

Ending balance: individually evaluated for impairment	$-	$-	$-	$-	$-	$-

Loans
Ending balance	$2,946,664	$10,483,735	$5,161,331	$12,441,763	$838,343	$31,871,836

Ending balance: individually evaluated for impairment	$-	$-	$404,250	$1,088,735	$-	$1,492,985

The following is a summary of information pertaining to impaired loans.
	Impaired Loans
	For the Years Ended December 31, 2010 and 2009
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income recognized
2010
With no related allowance recorded:
Other Construction, land development, and other land loans	404,250	518,788	-	331,385	-
Farmland	394,060	525,000	-	32,838	-
Residential Real Estate	694,675	759,052	-	639,968	10,070
Total	$1,492,985	$1,802,840	$-	$1,004,191	$10,070

2009
With no related allowance recorded:
Commercial, Financial and Agricultural	$-	$-	$-	$37,649	$-
Other Construction, land development, and other land loans	351,584	626,584	-	409,660	-
Consumer	-	-	-	2,246	-

With an allowance recorded:
Residential Real Estate	608,128	608,128	24,427	325,551	37,474
Total	$959,712	$1,234,712	$24,427	$775,106	$37,474

Impaired loans include loans modified in troubled debt restructuring where concessions have been granted to borrowers experiencing financial difficulties.  These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

For the years ended December 31, 2010 and 2009 troubled debt restructurings were $132,000 and $141,000.  At December 31, 2010 and 2009, the Company had loans totaling $-0- and $118,000 that were modified in troubled debt restructuring and impaired.  In addition to these amounts, the Company had troubled debt restructurings that were performing in accordance with their modified terms of $132,000 and $23,000 at December 31, 2010 and 2009.  In years subsequent to a modification, loans that are performing in accordance with their modified terms are not reported as impaired loans.

NOTE 4 - Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

	2010	2009

Land and Land Improvements	$1,409,442	$409,442
Building	1,693,776	1,693,776
Leasehold Improvements	-	18,820
Furniture and Equipment	1,270,939	1,252,296
Bank Vehicles	46,388	88,904

	4,420,545	3,463,238

Accumulated Depreciation	(1,343,720)	(1,186,557)

	$3,076,825	$2,276,681

Depreciation charged to operations totaled $187,840 and $201,255 for the years ended December 31, 2010 and 2009, respectively.

Certain bank facilities and equipment are leased under various short-term operating leases.  Total lease expense was $159,679 and $134,498 for the years ended December 31, 2010 and 2009, respectively.

NOTE 5 - Deposits

Components of interest-bearing deposits as of December 31 are as follows:

	2010	2009

Interest-Bearing Demand	$8,505,693	$8,443,141
MMDA and Savings	15,926,491	11,950,003
Time, $100,000 and Over	18,865,595	18,025,985
Other Time	15,459,599	28,071,327

	$58,757,377	$66,490,456

The aggregate amount of certificates of deposit, each with a minimum denomination of $100,000, was $18,865,595 and $18,025,985 as of December 31, 2010 and 2009, respectively.

The aggregate amount of overdrawn deposit accounts reclassified as loan balances totaled $1,954 and $1,427 as of December 31, 2010 and 2009, respectively.

As of December 31, 2010, the scheduled maturities of certificates of deposit are as follows:

Year	Amount

2011	$21,413,346
2012	12,470,449
2013	400,000
2014	39,210
2015	2,189

$34,325,193

Brokered deposits are third-party deposits placed by or through the assistance of a deposit broker.  As of December 31, 2010 and 2009, the Bank had $-0- and $1,357,000, respectively, in brokered deposits.

NOTE 6 - Income Taxes

The components of the income tax expense for the years ended December 31 are as follows:

	2010	2009

Deferred Expense	$256,748	$42,245
Change in Valuation Allowance	(256,748)	(42,245)

	$-	$-

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income/(loss) before income taxes.  A reconciliation of the differences is as follows:

	Years Ended December 31,
	2010	2009
Tax provision at federal statutory rate	$226,750	$14,810
Stock Compensation	3,148	17,866
State Income Taxes	25,141	-
Other items, net	1,709	9,569
Valuation Allowance	(256,748)	(42,245)

Income Tax Expense	$-	$-

The following summarizes the components of deferred taxes at December 31:

	2010	2009
Deferred Income Tax Assets
Operating Loss Carryforwards	$3,579,315	$3,957,990
Stock Compensation	26,855	27,219
Capital Loss	21,146	21,433
Other Real Estate	22,871	-
Other	5,292	7,202

	3,655,479	4,013,844
Deferred Tax Liabilities
Premises and Equipment	27,350	26,979
Allowance for Loan Losses	7,996	83,963

	35,346	110,942

	3,620,133	3,876,881
Less Valuation Allowance	(3,620,133)	(3,902,902)

Net Deferred Tax Asset	$-	$-

The future tax consequences of the differences between the financial reporting and tax bases of the Company’s assets and liabilities resulted in a net deferred tax asset. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

At December 31, 2010, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $10,566,000 and $11,192,000, respectively, which will expire beginning in 2022 if not previously utilized.

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions.  The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2007.

NOTE 7 -  Borrowings

The Bank has a line of credit totaling $14,840,000, representing 20.6% of the Bank’s total assets at December 31, 2010 with the Federal Home Loan Bank.  At December 31, 2010, and 2009, the Bank has one advance from the Federal Home Loan Bank of Atlanta (FHLB) in the amount of $2,000,000.  The advance bears interest at a fixed interest rate of 2.497 percent and matures on May 1, 2013.  The Bank has pledged as collateral investment securities with a carrying amount of $3,300,804, and eligible residential and commercial real estate loans with a carrying amount of $9,561,455 at December 31, 2010.

The Bank has a line of credit available with a correspondent bank which represents available credit for overnight borrowing from this financial institution.  As of December 31, 2010 this was an unsecured line of credit for $1,000,000, of which no balance was outstanding.

The Bank is approved to borrow from the Federal Reserve Bank discount window program.  As of December 31, 2010 the Bank’s primary borrowing capacity was $15,922,752, based on pledged investment securities with a carrying amount of $11,012,222 and eligible commercial real estate loans with a carrying amount of $8,207,806 at December 31, 2010.  There were no advances outstanding at December 31, 2010 and 2009.

NOTE 8 - Contingencies and Commitments

Financial Instruments with Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit.  Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated balance sheets.  The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.  In most cases, the Bank requires collateral to support financial instruments with credit risk.

The following summarizes commitments as of December 31:

	Approximate Contract Amount
	2010	2009
Financial Instruments Whose Contract Amounts Represent Credit Risk
Commitments to Extend Credit	$1,222,000	$3,238,000
Standby Letters of Credit	550,000	276,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Bank evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation.  Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings.  In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTE 9 - Stockholders’ Equity

Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the board of directors of the Company, up to a maximum of 10,000,000 shares.  Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the board.

At December 31, 2009 the Company had outstanding 75,000 shares of Series B Preferred Stock, no par value (the Series B Preferred Stock), issued at $10.00 per share.  The Series B Preferred Stock was cumulative perpetual preferred stock and was treated as Tier 1 capital under existing Federal Reserve regulations.  The Series B Preferred Stock was nonvoting and could not be converted into common stock of First Century without Board approval.  The Company had the right, subject to Federal Reserve approval, to redeem the shares for their purchase price plus accrued dividends.  Dividends accrued on the Series B Preferred Stock at a rate per annum initially equal to the prime rate in effect on the date of issuance, adjusted semi-annually on the first date of January and the first day of July each year to be equal to the prime rate in effect on such date.  The preferred stock investors also received a warrant to acquire one share of common stock for each share of Series B Preferred Stock purchased in the offering at an exercise price of $1.50 per share, which was the fair market value of the common stock on the date of the issuance of the warrants.  The warrants have no expiration date.  Cumulative dividends in arrears at December 31, 2010 and 2009 were $0 and $70,266, respectively.

In June 2010, with Board approval, the holders of Series B Preferred Stock exchanged their shares of preferred stock for shares of common stock at an exchange rate of $0.67 per share.  The Company redeemed 75,000 shares of Series B Preferred Stock and issued an aggregate of 1,239,328 shares of common stock, which included additional shares in lieu of the payment of $80,349 of accrued dividends, to accredited investors in transactions exempt from registration under Section 4(2) of the Securities Act.

In June 2010, the Company commenced a private offering of up to 2,000,000 shares of its common stock at of price of $0.67 per share to a limited number of accredited investors.  The private offering closed August 13, 2010.  Total net proceeds raised in the offering were $1,242,830 from the sale of 1,883,145 shares.  For each share issued, a warrant to purchase one share of common stock at a price of $0.67 was also granted, resulting in the issuance of 1,883,145 warrants.  The Company is using the net proceeds from the private offering for working capital purposes.  The common stock sold in the offering has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Dividends paid by the Bank are the primary source of funds available to the Company.  Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities.  These restrictions are based on the level of regulatory classified assets, the prior years’ net earnings and the ratio of equity capital to total assets.  As of December 31, 2010, the Bank was prohibited from paying any dividends without prior approval from its regulators.

NOTE 10 - Related Party Transactions

It is the Bank’s policy to make loans to directors and officers, including companies in which they have a beneficial interest, in the normal course of business.  It is also the Bank’s policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.

The following summary reflects activities for related party loans for the years ended December 31:

	2010	2009

Balance, Beginning	$118,501	$321,340
New Loans	417,624	110,006
Principal Repayments	(423,203)	(312,845)

Balance, Ending	$112,922	$118,501

As of December 31, 2010 and 2009, deposit accounts for related parties totaled approximately $1,156,000 and $1,937,000, respectively.

The Bank has entered into a master service agreement and data processing agreement with First Covenant Bank, an entity in which William R. Blanton, a director and the Chief Executive Officer of the Company, is a principal owner and Chief Executive Officer.  For the year ended December 31, 2010 and 2009 the total billed for data processing services was $262,289 and $186,145, respectively.  For the year ended December 31, 2010 and 2009 the total billed under the master services agreement was $392,196 and $228,150, respectively.

The Bank is affiliated with CINC Systems (“CINC”), a software services company, an entity in which William R. Blanton, a director and the Chief Executive Officer of the Company, is a principal owner.  The Bank has contracted with CINC for it to provide the Bank with web and server hosting facilities.  For the years ended December 31, 2010 and 2009 the total expense incurred for these services was $19,522 and $19,200, respectively.

The Bank has certain loans with a carrying amount of $1,865,093 and $842,072 as of December 31, 2010 and 2009, respectively, which were purchased from First Covenant Bank, an entity in which William R. Blanton is a principal owner.

The Bank sold certain loans with a carrying amount of $3,814,555 and $7,324,121 as of December 31, 2010 and 2009, respectively, to First Covenant Bank.

NOTE 11 - Employee Benefit Plan

The Company has a qualified retirement plan pursuant to Internal Revenue Code Section 401(K) covering substantially all employees subject to minimum age and service requirements.  Contribution to the plan by employees is voluntary.  The Company made no contributions to the plan in 2010 or 2009.

NOTE 12 - Stock Options

The Company has a stock option plan (the Option Plan) whereby the Company may grant options to acquire shares of common stock of the Company at the grant date fair value.  A total of 750,000 shares of common stock were reserved for possible issuance under this plan.  Vesting periods are established by the board at the date of grant and expire on the tenth anniversary of the grant date.

The Company also granted a consultant a non-qualified stock option to purchase 100,000 shares of common stock at an exercise price of $5.00.

A summary of activity related to the stock options, for the years ended December 31, 2010 and 2009 is presented below:

	Shares	Weighted Average Exercise Price

Outstanding, December 31, 2008	538,334	$2.78

Granted	30,000	$1.50
Exercised	-	-
Forfeited	(118,500)	$1.60

Outstanding, December 31, 2009	449,834	$2.53

Granted	-	-
Exercised	-	-
Forfeited	(210,000)	$1.50

Outstanding, December 31, 2010	239,834	$3.44

Eligible to be Exercised, December 31, 2010	152,234	$4.56

The Company recognized stock-based compensation expense of $9,258 and $52,547 for the years ended December 31, 2010 and 2009, respectively.  There were no options exercised during the years ended December 31, 2010 and 2009. The total fair value of shares vested during the years ended December 31, 2010 and 2009 was $113,834 and $170,751, respectively.  There were no income tax benefits recognized for the years ended December 31, 2010 and 2009.

During the year ended December 31, 2009, the Company modified 421,000 outstanding options with an exercise price of $2.00 per option by lowering the exercise price to $1.50 per option.  The total incremental cost related to the modifications was $17,252 and will be recognized as compensation expense over the remaining service period of the individual grants.

The options outstanding and exercisable at December 31, 2010 had no aggregate intrinsic value.  At December 31, 2010, there was $52,150 of total unrecognized compensation expense related to non-vested share-based compensation arrangements.  The cost is expected to be recognized over a weighted average period of 2.4 years.

Information pertaining to options outstanding at December 31, 2010 is as follows:

Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Remaining Contractual Life

$10.00	13,334	2.4	13,334	2.4
5.00	100,500	4.8	100,500	4.8
1.50	126,000	7.5	38,400	7.5

	239,834	6.0	152,234	5.2

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table for the years ended December 31, 2009.   There we no options granted in 2010.

2009

Dividend Yield	0.00%
Risk Free Interest Rate	1.89%
Expected Life (in Years)	6.5
Expected Volatility	92%
Weighted average fair value per option granted	$1.16

The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of grant.  The expected life of options represents the period of time that options granted are expected to be outstanding.  The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

NOTE 13 - Stock Warrants

On March 25, 2002, the Company issued warrants (the “2002 Warrants”) to directors to purchase an aggregate of 199,736 shares of the Company’s common stock at an exercise price of $10.00 per share.  The warrants become exercisable in one-third annual increments beginning on the first anniversary of the issuance date, provided that throughout the period beginning on the date of the initial issuance of the warrants and ending on the particular anniversary, the warrant holder has served continuously as a director of the Company and the Bank and has attended at least 75% of the meetings of the relevant boards of directors.  Warrants which fail to vest as provided in the previous sentence will expire and no longer be exercisable.  Exercisable warrants will generally remain exercisable for the 10-year period following the date of issuance.  The exercise price of each warrant is subject to adjustment for stock splits, recapitalizations or other similar events.  As of December 31, 2010, 153,393 of these warrants remained outstanding of which all were exercisable.

In April 2007, the Company issued 738,008 shares of the Company’s common stock in a private placement at $2.71 per share.  The Company also issued a warrant to each investor in the offering (the “Original Warrant”) to purchase up to 738,008 shares at $2.71 per share. The Original Warrant has no expiration date and contains provisions which provide for automatic adjustments in price and shares purchasable under the Original Warrants in the event additional securities are issued below or have a conversion or exercise price below the current Original Warrant exercise price. As of December 31, 2010, 2,985,077 of these warrants at an adjusted exercise price of $0.67 remained outstanding of which all were exercisable.

In December 2007, the Company completed a private placement of Series B Preferred Stock, no par value, for $10.00 per share, selling a total of $750,000 worth of shares.  The investors in that offering also received warrants (the “B Warrant”) to acquire 75,000 shares of common stock at an exercise price of $1.50 per share, which we believe was the fair market value of the common stock on the date of issuance of the B Warrants.  As with the Original Warrant, the B Warrant have no expiration date and contains provisions which provide for automatic adjustments in price and shares purchasable under the warrants in the event additional shares or warrants are issued below the current warrant exercise price.  As of December 31, 2010, 167,910 of these warrants at an adjusted exercise price of $0.67 remained outstanding of which all were exercisable.

In 2010, the Company issued 1,883,145 shares of common stock in a private offering.  For each share issued, a warrant (the “2010 Warrant”) to purchase one share of common stock at a price of $0.67 was also granted to each investor in the offering, resulting in the issuance of 1,883,145 warrants.  The 2010 Warrant will remain exercisable for the 10-year period following the date of issuance. As with the Original Warrant, the 2010 Warrant contains provisions which provide for automatic adjustments in price and shares purchasable under the warrants in the event additional shares or warrants are issued below the current warrant exercise price.  As of December 31, 2010, 1,883,145 of these warrants at an exercise price of $0.67 remained outstanding of which all were exercisable.

Information pertaining to warrants outstanding at December 31, 2010 is as follows:

	Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable	Weighted Average Remaining Contractual Life
2002 Warrants	$10.00	153,393	1.5	153,393	1.5
2007 Original Warrants	$0.67	2,985,077	no expiration	2,985,077	no expiration
2007 B Warrants	$0.67	167,910	no expiration	167,910	no expiration
2010 Warrants	$0.67	1,883,145	9.5	1,883,145	9.5
		5,189,526		5,189,526

NOTE 14 – FAIR VALUE DISCLOSURES

Fair Value of Financial Instruments

ASC Topic 825, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value.  The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below.  Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques.  The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

Cash and Short-Term Investments - For cash and due from banks, the carrying amount is a reasonable estimate of fair value.

Investment Securities - Fair values for investment securities are based on quoted market prices.

Other Investments - The fair value of other investments approximates carrying value.

Loans Held for Sale - The fair value of loans held for sale are based on third party quotes.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings.  For variable rate loans, the carrying amount is a reasonable estimate of fair value.  Fair values of nonperforming loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date.  The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Borrowings - Due to their short-term nature, the fair value of FRB advances approximates carrying amount.  The fair value of FHLB advances are provided by the FHLB and approximate fair value derived from their proprietary models.

Accrued Interest - The carrying amounts of accrued interest approximate fair value.

Standby Letters of Credit and Unfulfilled Loan Commitments - Fair values are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties’ credit standing.  The fees associated with these instruments are not considered material.

The carrying amount and estimated fair values of the Company’s financial instruments as of December 31, are presented hereafter:

	December 31, 2010		December 31, 2009
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(in Thousands)
Assets
Cash and Short-Term Investments	$5,962	$5,962	$2,531	$2,531
Investment Securities Available for Sale	5,205	5,205	7,594	7,594
Investment Securities Held to Maturity	10,800	11,580	16,794	18,048
Other Investments	620	620	401	401
Loans, Net	31,418	31,664	9,637	9,637
Loans Held for Sale	13,908	13,908	36,215	36,572
Accrued Interest Receivable	221	221	279	279

Liabilities
Deposits	62,662	62,582	69,567	69,596
Borrowings	2,000	2,077	2,000	2,062
Accrued Interest Payable	200	200	279	279

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument.  Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  Significant assets and liabilities that are not considered financial instruments include the deferred income taxes, other real estate, and premises and equipment.  In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Company’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.  The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements.  The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.  The three levels are defined as follows:

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.  Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market.  Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly.  The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Investment Securities Available for Sale

Where quoted prices are available in an active market, investment securities are classified within level 1 of the valuation hierarchy.  Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities.  If quoted market prices are not available then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows.  Level 2 securities include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities.  In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Loans Held for Sale

Loans held for sale are reported at the lower of cost or fair value.  Fair Value is determined based on the expected proceeds based on sales contracts and commitments and are considered Level 2 inputs.

Following is a description of the valuation methodologies used for instruments measured at fair value on a non-recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy:

Impaired loans

ASC Topic 820 applies to loans measured for impairment using the practical expedients permitted by ASC Section 310-30-30, including impaired loans measured at an observable market price (if available), or at the fair value of the loan’s collateral (if the loan is collateral dependent).  Fair value of the loan’s collateral, when the loan is dependent on collateral, is determined by appraisals or independent valuation which is then adjusted for the cost related to liquidation of the collateral.

Other Real Estate

Other real estate is reported at fair value less selling costs.  Fair value is based on third party or internally developed appraisals considering the assumptions in the valuation and is considered Level 2 or Level 3 inputs.

Assets and Liabilities Measured at Fair Value on a Recurring Basis as of December 31, 2010 and 2009

		Fair Value Measurements at December 31, 2010 Using
	Total	Level 1	Level 2	Level 3

Investment Securities Available for Sale	$5,204,594	-	$5,204,594	-
Loans Held for Sale	13,908,172	-	13,908,172	-

		Fair Value Measurements at December 31, 2009 Using
	Total	Level 1	Level 2	Level 3

Investment Securities Available for Sale	$7,594,425	-	$7,594,425	-
Loans Held for Sale	9,637,123	-	9,637,123	-

The following table presents the financial instruments carried on the consolidated balance sheets by caption and by level in the fair value hierarchy at December 31, 2010 and 2009, for which a nonrecurring change in fair value has been recorded:

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis as of December 31, 2010 and 2009

	Fair Value Measurements at December 31, 2010 Using
	Level 1	Level 2	Level 3	Total (Losses)

Impaired Loans	-	-	$1,284,851	$(309,855)
Other Real Estate	-	-	522,061	(67,512)

	Fair Value Measurements at December 31, 2009 Using
	Level 1	Level 2	Level 3	Total (Losses)

Impaired Loans	-	-	$935,284	$(299,427)
Other Real Estate	-	-	653,501	(34,644)

For the years ended December 31, 2010 and 2009 losses on impaired loans consisted of partial charge-offs to the allowance for loan losses of $309,855 and  $275,000, respectively, and specific reserves allocated on impaired loans at December 31, 2009 of $24,427.  Losses on other real estate consisted of write-downs recognized in earnings for the years ended December 31, 2010 and 2009.

NOTE 15 - Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements.  Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices, must be met.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 Capital to risk-weighted assets and of Tier 1 Capital to average assets.

As of December 31, 2010, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table and also must not be subject to any written agreement, order, capital directive, or prompt corrective action directive issued by federal banking regulators.  The actual capital amounts and ratios for the Bank are presented in the following table.  In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the Bank’s classification.  Disclosures related to the Company have been excluded as they did not significantly deviate from the disclosure herein.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(In Thousands)
December 31, 2010

Total Capital to
Risk-Weighted Assets	$6,789	15.99%	$3,397	8.00%	$4,247	10.00%
Tier I Capital to
Risk-Weighted Assets	6,311	14.86	1,699	4.00	2,548	6.00
Tier I Capital to
Average Assets	6,311	8.50	2,968	4.00	3,710	5.00

December 31, 2009

Total Capital to
Risk-Weighted Assets	$5,062	10.82%	$3,748	8.00%	$4,685	10.00%
Tier I Capital to
Risk-Weighted Assets	4,647	9.94	1,874	4.00	2,811	6.00
Tier I Capital to
Average Assets	4,647	6.22	2,991	4.00	3,739	5.00

NOTE 16 -  Financial Information of First Century Bancorp. (Parent Only)

FIRST CENTURY BANCORP. (PARENT ONLY)
CONDENSED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009
ASSETS

	2010	2009

Cash and Interest-Bearing Deposits	$299,891	$25,907
Investment in Subsidiary	6,370,685	4,393,532
Other Assets	-	937

Total Assets	$6,670,576	$4,420,376

LIABILITIES AND STOCKHOLDERS’ EQUITY

Other Liabilities	$25,781	$21,467

Stockholders’ Equity	6,644,795	4,398,909

Total Liabilities and Stockholders’ Equity	$6,670,576	$4,420,376

FIRST CENTURY BANCORP. (PARENT ONLY)
CONDENSED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
	2010	2009

Expenses
Professional Fees	120,436	94,939
Other	3,662	19,402

	124,098	114,341

Loss Before Equity in Undistributed Earnings of Subsidiary	(124,098)	(114,341)

Equity in Undistributed Earnings of Subsidiary	791,010	157,901

Net Income	$666,912	$43,560

FIRST CENTURY BANCORP. (PARENT ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

Cash Flows from Operating Activities
Net Income	$666,912	$43,560
Adjustments to Reconcile Net Income to Net
Cash Used by Operating Activities
Equity in Undistributed Earnings of Subsidiary	(791,010)	(157,901)
Change In
Other Assets	937	1,892
Other Liabilities	4,315	(166,979)

	(118,846)	(279,428)

Cash Flows from Investing Activities
Capital Infusion in Subsidiary	(850,000)	(1,050,000)

Cash Flows from Financing Activities
Purchase of Treasury Stock	-	(1,005)
Proceeds from Issuance of Common Stock	1,261,707	1,529,541
Payments of Stock Issuance Costs	(18,877)	(206,211)

	1,242,830	1,322,325

Net Increase (Decrease) in Cash	273,984	(7,103)

Cash and Interest-Bearing Deposits, Beginning	25,907	33,010

Cash and Interest-Bearing Deposits, Ending	$299,891	$25,907